AGREEMENT AND PLAN OF REORGANIZATION
      AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement and Plan"), made as of this 27th day of July, 1999, by and between Franklin Real Estate Securities Trust (the "Trust"), a business trust created under the laws of the State of Delaware in 1993, with its principal place of business at 777 Mariners Island Boulevard, San Mateo, California 94404, on behalf of Franklin Real Estate Securities Fund, a series of shares of the Trust ("Franklin Fund"), and Templeton Global Real Estate Fund ("Templeton Fund"), a business trust created under the laws of the Commonwealth of Massachusetts in 1989, with its principal place of business at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394.

                            PLAN OF REORGANIZATION
      The reorganization (hereinafter referred to as the "Plan of Reorganization") will consist of (i) the acquisition by the Trust, on behalf of Franklin Fund, of substantially all of the property, assets and goodwill of Templeton Fund in exchange solely for shares of beneficial interest, par value $0.01 per share, of Franklin Fund - Class A ("Franklin Fund Class A Shares") and shares of beneficial interest, par value $0.01 per share, of Franklin Fund - Class C ("Franklin Fund Class C Shares") (collectively, "Franklin Fund Shares"); (ii) the distribution of (a) Franklin Fund Class A Shares to the shareholders of Templeton Fund -- Class A shares ("Templeton Fund Class A Shares") and (b) Franklin Fund Class C Shares to the shareholders of Templeton Fund -- Class C shares ("Templeton Fund Class C Shares"), according to their respective interests; and (iii) the subsequent dissolution of Templeton Fund as soon as practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Agreement and Plan hereinafter set forth.

                                  AGREEMENT
      In order to consummate the Plan of Reorganization and in consideration of the promises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1. SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF TEMPLETON
FUND.

      (a) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of the Trust herein contained, and in consideration of the delivery by the Trust of the number of Franklin Fund Class A Shares and Franklin Fund Class C Shares hereinafter provided, Templeton Fund agrees that it will convey, transfer and deliver to the Trust, on behalf of Franklin Fund, at the Closing all of Templeton Fund's then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay the costs and expenses of carrying out this Agreement and Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on Templeton Fund's books as liability reserves; (ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities as the Board of Trustees shall reasonably deem to exist against Templeton Fund, if any, at the Closing Date, for which contingent and other appropriate liability reserves shall be established on Templeton Fund's books (hereinafter "Net Assets"). Templeton Fund shall also retain any and all rights that it may have over and against any person that may have accrued up to and including the close of business on the Closing Date.

      (b) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of Templeton Fund herein contained, and in consideration of such sale, conveyance, transfer, and delivery, the Trust agrees at the Closing to deliver to Templeton Fund:
(i) the number of Franklin Fund Class A Shares, determined by dividing the net asset value per share of Templeton Fund Class A Shares by the net asset value per share of Franklin Fund Class A Shares, and multiplying the result thereof by the number of outstanding Templeton Fund Class A Shares, as of 1:00 p.m. Pacific time on the Closing Date; and (ii) the number of Franklin Fund Class C Shares, determined by dividing the net asset value per share of Templeton Fund Class C Shares by the net asset value per share of Franklin Fund Class C Shares, and multiplying the result thereof by the number of outstanding Templeton Fund Class C Shares, as of 1:00 p.m. Pacific time on the Closing Date. All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

      (c) Immediately following the Closing, Templeton Fund shall dissolve and distribute pro rata to its shareholders of record as of the close of business on the Closing Date Franklin Fund Shares received by Templeton Fund pursuant to this Section 1. Such liquidation and distribution shall be accomplished by the establishment of accounts on the share records of Templeton Fund of the type and in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date. Fractional Franklin Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing shares of beneficial interest of Templeton Fund shall be entitled to surrender the same to the transfer agent for Franklin Fund in exchange for the number of Franklin Fund Shares into which the shares of Templeton Fund theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Franklin Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented shares of beneficial interest of Templeton Fund shall be deemed for all Franklin Fund's purposes to evidence ownership of the number of Franklin Fund Shares into which the shares of beneficial interest of Templeton Fund (which prior to the Closing were represented thereby) have been converted.

2. VALUATION.

      (a) The value of Templeton Fund's Net Assets to be acquired by the Trust, on behalf of Franklin Fund, hereunder shall be computed as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Templeton Fund's currently effective prospectus.

      (b) The net asset value of a share of beneficial interest of Franklin Fund Class A Shares and of Franklin Fund Class C Shares shall be determined to the nearest full cent as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Franklin Fund's currently effective prospectus.

      (c) The net asset value of a share of beneficial interest of Templeton Fund Class A Shares and of Templeton Fund Class C Shares shall be determined to the fourth decimal place as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Templeton Fund's currently effective prospectus.

3. CLOSING AND CLOSING DATE.

      The Closing Date shall be September 23, 1999, or such later date as the parties may mutually agree. The Closing shall take place at the principal office of the Trust at 2:00 p.m. Pacific time on the Closing Date. Templeton Fund shall have provided for delivery as of the Closing of those Net Assets of Templeton Fund to be transferred to Franklin Fund's Custodian, Bank of New York, Mutual Funds Division, 90 Washington Street, New York, New York 10286. Also, Templeton Fund shall deliver at the Closing a list of names and addresses of the shareholders of record of its Templeton Fund Class A Shares and Templeton Fund Class C Shares and the number of shares of beneficial interest of such classes owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 1:00 p.m. Pacific time on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief. The Trust shall issue and deliver a certificate or certificates evidencing the shares of beneficial interest of Franklin Fund to be delivered to said transfer agent registered in such manner as Templeton Fund may request, or provide evidence satisfactory to Templeton Fund that such Franklin Fund Shares have been registered in an account on the books of Franklin Fund in such manner as Templeton Fund may request.

4. Representations and Warranties by Templeton Fund.

      Templeton Fund represents and warrants to the Trust that:

      (a) Templeton Fund is a business trust created under the laws of the Commonwealth of Massachusetts on July 17, 1989, and is validly existing and in good standing under the laws of that Commonwealth. Templeton Fund is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified, open-end, management investment company and all its shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) Templeton Fund is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable and has full voting rights.

      (c) The financial statements appearing in Templeton Fund's Annual Report to Shareholders for the fiscal year ended August 31, 1998, audited by McGladrey & Pullen LLP, and SemiAnnual Report to Shareholders for the six month period ended February 28, 1999, copies of which have been delivered to the Trust, fairly present the financial position of Templeton Fund as of such dates and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (d) The books and records of Templeton Fund made available to the Trust and/or its counsel accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of Templeton Fund.

      (e) Templeton Fund has the necessary power and authority to conduct its business as such business is now being conducted.

      (f) Templeton Fund is not a party to or obligated under any provision of its Amended and Restated Declaration of Trust or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree that would be violated by its execution of or performance under this Agreement and Plan.

      (g) Templeton Fund has elected to be treated as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

5. REPRESENTATIONS AND WARRANTIES BY THE TRUST.

      The Trust represents and warrants to Templeton Fund that:

      (a) The Trust is a business trust created under the laws of the State of Delaware on September 22, 1993, and is validly existing and in good standing under the laws of that state. The Trust is duly registered under the 1940 Act as an open-end, management investment company and all of Franklin Fund's shares sold were sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) The Trust is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable, and has full voting rights. Franklin Fund Shares to be issued pursuant to this Agreement and Plan will be fully paid, non-assessable, freely transferable and have full voting rights.

      (c) At the Closing, Franklin Fund Class A Shares will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of Templeton Fund Class A Shares are presently eligible for offering to the public, and Franklin Fund Class C Shares will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of Templeton Fund Class C Shares are presently eligible for offering to the public; and there are a sufficient number of Franklin Fund Class A Shares and Franklin Fund Class C Shares registered under the 1933 Act to permit the transfers contemplated by this Agreement and Plan to be consummated.

      (d) The financial statements appearing in the Trust's Annual Report to Shareholders for the fiscal year ended April 30, 1999, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to Templeton Fund, fairly present the financial position of Franklin Fund as of such date and the results of its operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (e) The Trust has the necessary power and authority to conduct Franklin Fund's business as such business is now being conducted.

      (f) The Trust is not a party to or obligated under any provision of the Trust's Agreement and Declaration of Trust or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by the Trust's execution of or performance under this Agreement and Plan.

      (g) The Trust has elected to treat Franklin Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code, and Franklin Fund has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing Date.

6. REPRESENTATIONS AND WARRANTIES BY TEMPLETON FUND AND THE TRUST.

      Templeton Fund and the Trust each represents and warrants to the other that:

      (a) The statement of assets and liabilities to be furnished by it as of 1:00 p.m. Pacific time on the Closing Date for the purpose of determining the number of Franklin Fund Shares to be issued pursuant to Section 1 of this Agreement and Plan will accurately reflect its Net Assets in the case of Templeton Fund and its net assets in the case of Franklin Fund, and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

      (b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in "(a)" above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

      (c) Except as disclosed in its currently effective prospectus, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against it.

      (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

      (e) The execution, delivery, and performance of this Agreement and Plan have been duly authorized by all necessary action of its Board of Trustees, and this Agreement and Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

      (f) It anticipates that consummation of this Agreement and Plan will not cause it, in the case of Templeton Fund, and Franklin Fund, in the case of the Trust, to fail to conform to the requirements of Subchapter M of the Code for federal income taxation as a RIC at the end of its fiscal year.

      (g) It has the necessary power and authority to conduct its business, in the case of Templeton Fund, and Franklin Fund's business, in the case of the Trust, as such business is now being conducted.

7. COVENANTS OF TEMPLETON FUND AND THE TRUST.

      (a) Templeton Fund and the Trust, on behalf of Franklin Fund, each covenant to operate their respective businesses as presently conducted between the date hereof and the Closing.

      (b) Templeton Fund undertakes that it will not acquire Franklin Fund Shares for the purpose of making distributions thereof to anyone other than Templeton Fund's shareholders.

      (c) Templeton Fund undertakes that, if this Agreement and Plan is consummated, it will file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company.

      (d) Templeton Fund and the Trust each agree that, by the Closing, all of their federal and other tax returns and reports required by law to be filed by Templeton Fund or by the Trust, on behalf of Franklin Fund, on or before such date shall have been filed, and all Federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

      (e) At the Closing, Templeton Fund will provide the Trust with a copy of the shareholder ledger accounts, certified by its transfer agent or its President to the best of its or his knowledge and belief, for all the shareholders of record of its shares as of 1:00 p.m. Pacific time on the Closing Date who are to become shareholders of Franklin Fund as a result of the transfer of assets that is the subject of this Agreement and Plan.

      (f) Templeton Fund agrees to mail to each shareholder of record entitled to vote at the meeting of its shareholders at which action on this Agreement and Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a Combined Prospectus and Proxy Statement that complies in all material respects with the applicable provisions of
Section 14(a) of the Securities Exchange Act of 1934, as amended, and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

      (g) The Trust will file with the U.S. Securities and Exchange Commission a registration statement on Form N-14 under the 1933 Act relating to Franklin Fund Shares issuable hereunder ("Registration Statement"), and will use its best efforts to provide that the Registration Statement becomes effective as promptly as practicable. At the time it becomes effective, the Registration Statement will (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective, at the time of Templeton Fund's shareholders' meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8. CONDITIONS PRECEDENT TO BE FULFILLED BY TEMPLETON FUND AND THE TRUST.

      The obligations of Templeton Fund and the Trust to effectuate this Agreement and Plan hereunder shall be subject to the following respective conditions:

      (a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Agreement and Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.

      (b) That each party shall have delivered to the other party a copy of the resolutions approving this Agreement and Plan adopted by its Board of Trustees certified by its Secretary or equivalent officer.

      (c) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan of Reorganization under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

      (d) That this Agreement and Plan and the Plan of Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Templeton Fund at an annual or special meeting or any adjournment thereof.

      (e) That Templeton Fund shall have declared a distribution or distributions prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its net investment income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 1:00 p.m. Pacific time on the Closing Date; and (ii) any undistributed net investment income and net realized capital gains from any period to the extent not otherwise declared for distribution.

      (f) That there shall be delivered to Templeton Fund and the Trust an opinion from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to Templeton Fund and the Trust, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Agreement and Plan and based upon certificates of the officers of Templeton Fund and the Trust with regard to matters of fact:

            (1) The acquisition by Franklin Fund of substantially all the assets of Templeton Fund as provided for herein in exchange for Franklin Fund Shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and Templeton Fund and Franklin Fund will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code;

            (2) No gain or loss will be recognized by Templeton Fund upon the transfer of substantially all of its assets to Franklin Fund in exchange solely for voting shares of Franklin Fund (Code Sections 361(a) and 357(a)). No opinion, however, will be expressed as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
Section 1276 of the Code;
            (3) No gain or loss will be recognized by Franklin Fund upon the receipt of substantially all of the assets of Templeton Fund in exchange solely for voting shares of Franklin Fund (Code Section 1032(a));

            (4) The basis of the assets of Templeton Fund received by Franklin Fund will be the same as the basis of such assets to Templeton Fund immediately prior to the exchange (Code Section 362(b));

            (5) The holding period of the assets of Templeton Fund received by Franklin Fund will include the period during which such assets were held by Templeton Fund (Code Section 1223(2));

            (6) No gain or loss will be recognized to the shareholders of Templeton Fund upon the exchange of their shares in Templeton Fund for voting shares of Franklin Fund (Code Section 354(a));

            (7) The basis of Franklin Fund Shares received by Templeton Fund's shareholders shall be the same as the basis of the shares of Templeton Fund exchanged therefor (Code Section 358(a)(1));

            (8) The holding period of Franklin Fund Shares received by Templeton Fund's shareholders (including fractional shares to which they may be entitled) will include the holding period of Templeton Fund's shares surrendered in exchange therefor, provided that Templeton Fund's shares were held as a capital asset on the date of the exchange (Code Section 1223(1)); and

            (9) Franklin Fund will succeed to and take into account as of the date of the proposed transfer the items of Templeton Fund described in
Section 381(c) of the Code (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

      (g) That the Trust shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to Templeton Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) Templeton Fund was created as a business trust under the laws of the Commonwealth of Massachusetts on July 17, 1989, and is a validly existing business trust and in good standing under the laws of that commonwealth;

            (2) Templeton Fund is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share. Assuming that the initial shares of beneficial interest were issued in accordance with the 1940 Act and the Amended and Restated Declaration of Trust and By-laws of Templeton Fund, and that all other outstanding shares of Templeton Fund were sold, issued and paid for in accordance with the terms of Templeton Fund's prospectus in effect at the time of such sales, each such outstanding share is fully paid, non-assessable, freely transferable and has full voting rights;

            (3) Templeton Fund is an open-end, diversified investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Templeton Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Templeton Fund, the unfavorable outcome of which would materially and adversely affect Templeton Fund;

            (5) All actions required to be taken by Templeton Fund to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of Templeton Fund; and

            (6) Neither the execution, delivery, nor performance of this Agreement and Plan by Templeton Fund violates any provision of its Amended and Restated Declaration of Trust or By-laws, or the provisions of any agreement or other instrument known to such counsel to which Templeton Fund is a party or by which Templeton Fund is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of Templeton Fund and is enforceable against Templeton Fund in accordance with its terms.

      In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Templeton Fund with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Templeton Fund.

      (h) That Templeton Fund shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) The Trust was created as a business trust under the laws of the State of Delaware on September 14, 1993, and is a validly existing business trust and in good standing under the laws of that state;

            (2) The Trust is authorized to issue an unlimited number of shares of beneficial interest of Franklin Fund, par value $0.01 per share. Assuming that the initial shares of beneficial interest of Franklin Fund were issued in accordance with the 1940 Act, and the Agreement and Declaration of Trust and By-laws of the Trust, and that all other outstanding shares of Franklin Fund were sold, issued and paid for in accordance with the terms of Franklin Fund's prospectus in effect at the time of such sales, each such outstanding share of Franklin Fund is fully paid, non-assessable, freely transferable and has full voting rights;

            (3) The Trust is an open-end investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Franklin Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Trust, the unfavorable outcome of which would materially and adversely affect the Trust or Franklin Fund;

            (5) Franklin Fund Shares to be issued pursuant to the terms of this Agreement and Plan have been duly authorized and, when issued and delivered as provided in this Agreement and Plan, will have been validly issued and fully paid and will be non-assessable by the Trust;

            (6) All actions required to be taken by the Trust to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of the Trust;

            (7) Neither the execution, delivery, nor performance of this Agreement and Plan by the Trust violates any provision of its Agreement and Declaration of Trust or By-laws, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which the Trust, on behalf of Franklin Fund, is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of the Trust and is enforceable against the Trust and/or Franklin Fund in accordance with its terms; and

            (8) The registration statement of the Trust, of which the prospectus, dated September 1, 1998, as amended January 1, 1999, of Franklin Fund is a part (the "Prospectus"), is, at the time of the signing of this Agreement and Plan, effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the U.S. Securities and Exchange Commission under the 1933 Act, and nothing has come to counsel's attention that causes it to believe that, at the time the Prospectus became effective, or at the time of the signing of this Agreement and Plan, or at the Closing, such Prospectus (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Prospectus, or of any contract or document of a character required to be described in the Prospectus that is not described as required.

      In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Trust.

      (i) That Templeton Fund shall have received a certificate from the President and Secretary of the Trust to the effect that the statements contained in Franklin Fund's Prospectus, at the time the Prospectus became effective, at the date of the signing of this Agreement and Plan, and at the Closing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      (j) That the Trust's Registration Statement with respect to Franklin Fund Shares to be delivered to Templeton Fund's shareholders in accordance with this Agreement and Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

      (k) That Franklin Fund Shares to be delivered hereunder shall be eligible for sale by the Trust with each state commission or agency with which such eligibility is required in order to permit Franklin Fund Shares lawfully to be delivered to each Templeton Fund shareholder.

      (l) That, at the Closing, Templeton Fund transfers to the Trust, on behalf of Franklin Fund, aggregate Net Assets of Templeton Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Templeton Fund on the Closing Date.

9. BROKERAGE FEES AND EXPENSES.

      (a) Templeton Fund and the Trust each represents and warrants to the other that there are no broker or finders' fees payable by it in connection with the transactions provided for herein.

      (b) The expenses of entering into and carrying out the provisions of this Agreement and Plan shall be borne one-quarter by Templeton Fund, one-quarter by Franklin Fund, one-quarter by Franklin Advisers, Inc., and one-quarter by Templeton Global Advisors Limited.

10. TERMINATION; POSTPONEMENT; WAIVER; ORDER.

      (a) Anything contained in this Agreement and Plan to the contrary notwithstanding, this Agreement and Plan may be terminated and the Plan of Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of Templeton Fund) prior to the Closing or the Closing may be postponed as follows:

            (1)    by mutual consent of Templeton Fund and the Trust;

            (2) by the Trust if any condition of its obligations set forth in Section 8 has not been fulfilled or waived; or

            (3) by Templeton Fund if any condition of its obligations set forth in Section 8 has not been fulfilled or waived.

      An election by Templeton Fund or the Trust to terminate this Agreement and Plan and to abandon the Plan of Reorganization shall be exercised, respectively, by the Board of Trustees of Templeton Fund or the Trust.

      (b) If the transactions contemplated by this Agreement and Plan have not been consummated by January 31, 2000, the Agreement and Plan shall automatically terminate on that date, unless a later date is agreed to by both the Trust and Templeton Fund.

      (c) In the event of termination of this Agreement and Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither Templeton Fund nor the Trust, nor their trustees, officers, agents or shareholders shall have any liability in respect of this Agreement and Plan.

      (d) At any time prior to the Closing, any of the terms or conditions of this Agreement and Plan may be waived by the party who is entitled to the benefit thereof by action taken by that party's Board of Trustees if, in the judgment of such Board of Trustees, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement and Plan to its shareholders, on behalf of whom such action is taken.

      (e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan of Reorganization, and neither Templeton Fund nor the Trust, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing. This provision shall not protect any officer, trustee, agent or shareholder of Templeton Fund or the Trust against any liability to the entity for which that officer, trustee, agent or shareholder so acts or to its shareholders to which that officer, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

      (f) If any order or orders of the U.S. Securities and Exchange Commission with respect to this Agreement and Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of Templeton Fund or the Trust to be acceptable, such terms and conditions shall be binding as if a part of this Agreement and Plan without further vote or approval of the shareholders of Templeton Fund, unless such terms and conditions shall result in a change in the method of computing the number of Franklin Fund Shares to be issued to Templeton Fund in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of Templeton Fund prior to the meeting at which the transactions contemplated by this Agreement and Plan shall have been approved, this Agreement and Plan shall not be consummated and shall terminate unless Templeton Fund shall promptly call a special meeting of shareholders at which such conditions so imposed shall be submitted for approval.

11. ENTIRE AGREEMENT AND AMENDMENTS.

      This Agreement and Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for. This Agreement and Plan may be amended only by mutual consent of the parties in writing. Neither this Agreement and Plan nor any interest herein may be assigned without the prior written consent of the other party.

12. COUNTERPARTS.

      This Agreement and Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

13. NOTICES.

      Any notice, report, or demand required or permitted by any provision of this Agreement and Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to Franklin Real Estate Securities Trust at 777 Mariners Island Boulevard, P. O. Box 7777, San Mateo, California 94404, Attention: Secretary, or Templeton Global Real Estate Fund, at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, Attention: Secretary, as the case may be.

14. GOVERNING LAW.

      This Agreement and Plan shall be governed by and carried out in accordance with the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, Franklin Real Estate Securities Trust, on behalf of Franklin Real Estate Securities Fund, and Templeton Global Real Estate Fund have each caused this Agreement and Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.



                                    FRANKLIN REAL ESTATE SECURITIES TRUST, on behalf of FRANKLIN REAL ESTATE SECURITIES FUND

Attest:

/s/ LEIANN NUZUM                    By: /s/ DEBORAH R. GATZEK
Assistant Secretary                 Deborah R. Gatzek
                                    Vice President





                                    TEMPLETON GLOBAL REAL ESTATE FUND

Attest:

/s/ LEIANN NUZUM                    By: /s/ DEBORAH R. GATZEK
Assistant Secretary                 Deborah R. Gatzek
                                    Vice President